 Exhibit 10.3

AMENDMENT TO EMPLOYMENT AGREEMENT

This amendment (the Amendment) is executed to clarify certain provisions of that employment agreement entered into by and between NMI Health, Inc. and Michael J. Marx (the Parties) dated January 1, 2015 (the Employment Agreement). The term of the Employment Agreement is stated in Paragraph 2a as two years, subject to renewal only upon mutual agreement of the Parties. However, Paragraph 3a of the Employment Agreement contains one sentence referencing a potential bonus award for completion of three full years of employment.

The Parties hereby agree that there was no intention to commit to or guarantee any offer of employment, salary or bonus beyond the original two- year term. In order to eliminate any question regarding the above, Paragraph 3a is hereby amended to remove all reference to a potential third year, to read in full as follows:

3a. The Company will pay Michael Marx an annual base salary of $100,000 in 26 equal bi-weekly installments.  Such salary will be reviewed at least annually by the President and the board of directors with performance reviews every six months. Upon execution of this agreement, Michael Marx shall receive a signing bonus of 225,000 shares of the Company’s restricted common stock.  At the end of one full year of employment, the Company shall issue Michael Marx 750,000 shares of restricted common stock. At the end of two full years of employment, the Company shall issue Michael Marx another 850,000 shares of restricted common stock. Additional bonus compensation may be awarded from time to time, at the Company’s sole discretion, in the form of Company stock.

All other provisions of the Employment Agreement shall remain as written.

IN WITNESS WHEREOF, the Company and Michael Marx has executed this Amendment on this 30 day of September 2016.

NMI Health, Inc.                                                                                     Michael Marx

/s/ Edward J Suydam                                                                               /s/ Michael Marx
Edward J Suydam, President and                                                            Michael Marx, Chief Financial Officer
Chief Executive Officer